EXHIBIT 4.8

GUARANTEE
(“this Guarantee”)

                    THIS GUARANTEE is dated as of February 9, 2007, and made by LANDER CO. CANADA LIMITED, a corporation amalgamated under the laws of Ontario (the “Guarantor”), to and in favour of WELLS FARGO FOOTHILL, INC. (the “Collateral Agent”), a California corporation, as collateral agent on behalf of the Lender Group (collectively, the “Beneficiaries”) under the Credit Agreement (as defined herein).

                    WHEREAS:

A.                 Pursuant to the terms of a second lien credit agreement (as amended, restated, renewed, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of February 9, 2007 by and among Ascendia Brands, Inc. (the “Parent”) and each of its Subsidiaries that are party thereto (collectively, the “Borrowers”), as borrowers, and, on the other hand, Watershed Administrative, LLC, as administrative agent for the Lenders, Collateral Agent, as collateral agent for the benefit of the Lenders, and the lenders that are from time to time party thereto (collectively, the “Lenders”), as lenders, the Lenders have agreed to make available to the Borrowers certain credit facilities on the terms and conditions set out in the Credit Agreement.

B.                 The Guarantor is an indirect Subsidiary of the Parent and is accordingly a part of the corporate and operational group of the Borrowers (the “Borrower Group”). By virtue of it being part of the Borrower Group, the Guarantor derives economic benefit from the Term Loans and any other extension of credit by the Lenders to the Borrowers.

C.                 As a condition of the extension of credit by the Lenders to the Borrowers, the Lenders require the Guarantor to guarantee the due payment and performance by each of the Borrowers of all the Obligations (collectively, the “Guaranteed Obligations”);

D.                 All capitalized terms used but not defined herein have the meaning ascribed to such terms in the Credit Agreement.

                    FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby agrees with the Collateral Agent as follows:

1.                 The Guarantor irrevocably, absolutely and unconditionally guarantees to the Collateral Agent, for the benefit of the Beneficiaries, (a) the due payment and performance by the Borrowers to the Collateral Agent, for the benefit of the Beneficiaries, of the Guaranteed Obligations, and (b) the punctual and faithful performance, keeping and observance, and fulfillment by the Borrowers of all agreements, conditions, covenants and obligations of the Borrowers contained in the Credit Agreement and each of the other Loan Documents.

2.                 This Guarantee is a continuing guarantee and is not limited by amount, time or otherwise.

3.                 The Guarantor hereby acknowledges that certain of the rates of interest applicable as to the Guaranteed Obligations may be computed on the basis of a year of 360 days or 365 days, as the case may be, and paid for the actual number of days elapsed. For the purposes of the Interest Act (Canada), as the same may be amended, replaced or re-enacted from time to time, whenever any interest is calculated using a rate based on a year of 360 days or 365 days, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to:

(a)	the applicable rate based on a year of 360 days or 365 days, as the case may be,

(b)	multiplied by the actual number of days in a calendar year in which the period for such interest is payable (or compounded), and

(c)	divided by 360 days or 365 days, as the case may be.

4.                 If any provision of this Guarantee would oblige the Guarantor to make any payment of interest or other amount payable to the Collateral Agent in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Collateral Agent of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Collateral Agent of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(a)	first, by reducing the amount or rate of interest required to be paid to the Collateral Agent; and

(b)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Collateral Agent which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

5.                 The liability of the Guarantor hereunder shall bear interest from the date written demand for payment is deemed to have been given by the Collateral Agent to the Guarantor at the applicable rate or rates set out in the Credit Agreement.

6.                 The Guarantor will provide and grant forthwith to the Collateral Agent the security required to be granted by it as described in the Credit Agreement and the other Loan Documents, including, without limitation, a general security agreement as security for the Guaranteed Obligations. The Collateral Agent may, from time to time, without exonerating or releasing the Guarantor in any way under this Guarantee, (i) take such further or other security or collateral for the Guaranteed Obligations or any part thereof as it may reasonably deem proper, (ii) release, discharge, abandon or otherwise deal with or fail to deal with any other guarantor of the Guaranteed Obligations or any collateral, security or securities therefor or any part thereof now or hereafter held by the Collateral Agent, (iii) amend, increase the amount owing under, modify, extend, accelerate or waive in any manner any of the provisions, terms, or conditions of the Loan Documents, all as it may consider expedient or appropriate in its sole discretion or (iv) act or fail to act in any manner referred to in this Guarantee without regard to whether such action or inaction may deprive the Guarantor of its right to subrogation against the Borrowers to recover full indemnity for any payments made pursuant to this Guarantee. Without limiting the generality of the foregoing, or of Section 7 hereof, it is understood that the Collateral Agent may, without exonerating or releasing the Guarantor, give up, or modify or abstain from perfecting or taking advantage of any security or Collateral in respect of the Guaranteed Obligations and accept or make any compositions or arrangements, and realize upon any security for the Guaranteed Obligations when, and in such manner, and with or without notice, all as the Collateral Agent may deem expedient.

7.                 Without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of the Guarantor hereunder and without the consent of or notice to the Guarantor, the Collateral Agent, the Beneficiaries or any of them, may, as they see fit and regardless of whether the Guarantor’s risk is increased:

(a)	grant time, renewals, extensions, indulgences, releases and discharges to the Borrowers or any other Person or Persons now or hereafter liable to the Collateral Agent, the Beneficiaries or any of them, in respect of the Guaranteed Obligations,

(b)	take or refrain from taking security or collateral from the Borrowers or any other Person or Persons or from perfecting such security or collateral in connection with the Guaranteed Obligations,

(c)	give up, modify, exchange, renew, release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Borrowers or any other Person or Persons with respect to the Guaranteed Obligations,

(d)	accept compromises, settlements or arrangements from the Borrowers or any other Person or Persons,

(e)	exercise any right or remedy which they may have against the Borrowers or any other Person or Persons or with respect to any security for the Guaranteed Obligations, including judicial and non-judicial foreclosure,

(f)	apply money at any time received from the Borrowers or any Person or Persons or from security upon such part of the Guaranteed Obligations as they may see fit or change any such application in whole or in part from time to time as they may see fit,

(g)	give credit or make advances to the Borrowers, including, without limitation, the Guarantor, or any other Person, and discontinue, release, increase or otherwise vary such credit, and

(h)	otherwise deal with, or waive or modify its right to deal with the Borrowers and any other Person or Persons as they may see fit,

and in no case shall the Collateral Agent, the Beneficiaries or any of them, be responsible for, nor the Guarantor be released from, its obligations hereunder by any neglect or omission of the Collateral Agent, the Beneficiaries or any of them, with respect to any of the foregoing.

8.                 The Guarantor renounces all benefits of discussion and division.

9.                 Regardless of whether any proposed guarantor, surety or any other Person or Persons is or are or shall become in any other way responsible to the Collateral Agent for or in respect of the Guaranteed Obligations or any part thereof, and regardless of whether or not any Person now or hereafter responsible to the Collateral Agent for the Guaranteed Obligations or any part thereof, whether under this Guarantee or otherwise, shall cease to be so liable, the Guarantor hereby declares and agrees that this Guarantee shall be a continuing guarantee and shall be operative and binding and that, subject to the terms of the Credit Agreement, nothing but the performance and payment in full of the Guaranteed Obligations shall release the Guarantor of its liability under this Guarantee.

10.                 All monies, advances, renewals and credits in fact borrowed or obtained by the Borrowers from the Collateral Agent, the Beneficiaries or any of them, under the Credit Agreement or any other Loan Document or under any security held from time to time by the Collateral Agent for the Guaranteed Obligations will be deemed to form part of the Guaranteed Obligations, notwithstanding any lack or limitation of status or of power, incapacity or disability of the Borrowers or of the directors, partners or agents thereof, or that the Borrowers may not be a legal or suable entity, or any irregularity, defect or informality in the borrowing or obtaining of such money, advances, renewals or credits, the whole whether known to the Collateral Agent or not, and any sum which may not be recoverable from the Guarantor as guarantor shall be recoverable from the Guarantor as sole or principal debtor in respect thereof and vice versa and shall be paid to the Collateral Agent as aforesaid and the Guarantor shall indemnify the Collateral Agent in respect of the due payment of such amount.

11.                 This Guarantee is in addition to and not in substitution for any other guarantee by any other Person(s), at any time held by the Collateral Agent, and any present or future obligation to the Collateral Agent incurred or arising otherwise than under a guarantee provided by the Guarantor or of any other obligant, whether bound with or apart from the Borrowers.

12.                 The Guarantor will be bound by any account settled between the Collateral Agent and the Borrowers, and if no such account has been so settled any account stated by the Collateral Agent will be accepted by the Guarantor as prima facie evidence of the amount which at the date of the account so stated is due by the Borrowers to the Collateral Agent, the Beneficiaries or any of them, or remains unpaid by the Borrowers to the Collateral Agent, the Beneficiaries or any of them, in the absence of manifest error.

13.                 The Guarantor will not at any time claim to be subrogated in any manner to the rights and position of the Collateral Agent and will not claim the benefit of any security at any time held by the Collateral Agent until the Collateral Agent has received irrevocable and unconditional payment in full in cash of all monies, interest and other amounts due to the Collateral Agent, the Beneficiaries or any of them, under or relating to the Guaranteed Obligations.

14.                 The Collateral Agent, the Beneficiaries or any of them, will not be bound to exhaust their recourse against the Borrowers or any other Person or Persons or the security or other securities they may hold, before requiring payment by the Guarantor, and the Collateral Agent, the Beneficiaries or any of them, may enforce the various remedies available to them and may realize upon the various security or any part of such security in such order as they may determine.

15.                 No suit based upon this Guarantee shall be instituted until demand for payment has been made, and demand for payment shall be deemed to have been effectively made upon the Guarantor by delivery of written demand from the Collateral Agent to the Guarantor at the address of the Guarantor set out on the signature page of this Guarantee or as last provided to the Collateral Agent in writing by the Guarantor. Moreover, when demand for payment has been made by the Collateral Agent, the Guarantor shall also be liable to the Collateral Agent for all reasonable legal fees and disbursements incurred by or on behalf of the Collateral Agent instituted on the basis of this Guarantee.

16.                 This Guarantee shall not be discharged, limited or otherwise affected by anything done, suffered or permitted by the Collateral Agent, the Beneficiaries or any of them, in connection with the Borrowers, the Guaranteed Obligations or any security held by or granted to the Collateral Agent, the Beneficiaries or any of them, to secure payment of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations and liabilities of the Guarantor hereunder shall not be released, limited or otherwise affected by:

(a)	the insolvency or bankruptcy or ceasing to exist of the Borrowers or any other Person or Persons,

(b)	the appointment of a receiver for the assets of the Borrowers or any other Person or Persons,

(c)	any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Guaranteed Obligations, security, Person or otherwise,

(d)	any modification or amendment of or supplement to the Guaranteed Obligations, including any increase or decrease in the principal, the rates of interest or other amounts payable thereunder,

(e)	any change in the name of the Borrowers or in the reorganization, merger or amalgamation of the Borrowers,

(f)	the acquisition of the Borrowers’ businesses by any Person or a change in control of the Borrowers,

(g)	any change whatsoever in the objects, capital structure, constitution or constating documents of the Borrowers,

(h)	any defect in, omission from, failure to file or register or defective filing or registration of any instrument under which the Collateral Agent, the Beneficiaries or any of them, have taken any security or collateral for payment of or performance or observance of any of the Guaranteed Obligations or of any other Person who is or may become liable in respect of the Guaranteed Obligations, or

(i)	any other circumstance which might otherwise constitute a legal or equitable defence available to, or a complete or partial discharge of, the Borrowers in respect of the Guaranteed Obligations, or both, but shall, notwithstanding the happening of any such event before or after the execution of this Guarantee, continue to apply to the Guaranteed Obligations.

17.                 This Guarantee will be operative and binding upon the Guarantor on the date written on the first page of this Guarantee, and possession of this instrument by the Collateral Agent or its permitted assigns will be conclusive evidence against the Guarantor that this Guarantee was not delivered pursuant to any agreement that it should not be effective until any conditions precedent or subsequent had been complied with.

18.                 The Guarantor hereby waives notice of its acceptance of this Guarantee, notice of transactions or obligations contracted or incurred by the Borrowers, notice of default of the Borrowers and demand for payment upon the Borrowers and the Guarantor (except as required by Section 15 of this Guarantee).

19.	(a)	Any and all payments to the Collateral Agent and the Beneficiaries under this Guarantee shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and liabilities with respect thereto (as such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) imposed by the government of Canada or any Province thereof (or any political subdivision or taxing authority thereof or therein), unless such Taxes are required by law or the administration thereof to be deducted or withheld. If the Guarantor shall be required by law or the administration thereof to deduct or withhold any such Taxes from or in respect of any amount payable hereunder other than Taxes imposed on the overall net income of the Collateral Agent and/or the Beneficiaries, and any franchise taxes (to the extent imposed in lieu of the net income taxes) imposed on any of the Collateral Agent and/or the Beneficiaries, by the jurisdiction where such party is organized, has its principal office or lending office or is otherwise doing business or treated as doing business (other than doing business in connection with execution, delivery and performance of any Loan Document), then:

(i)	the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this paragraph), the Collateral Agent shall receive an amount equal to the sum it would have received if no such deduction or withholding had been made, and

(ii)	the Guarantor forthwith shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law.

(b)	The Guarantor agrees to pay forthwith any present or future stamp, registrations or documentary fees and taxes or any other excise, goods and services, sales or property taxes, charges or similar levies (all such fees, taxes, charges and levies being herein referred to as “Other Taxes”) imposed by the government of Canada or any Province thereof (or any political subdivision or taxing authority thereof or therein) which arise from any payment made by the Guarantor hereunder or from the execution, delivery or registration of, or otherwise with respect to this Guarantee.

(c)	The Guarantor agrees to indemnify the Collateral Agent and the Beneficiaries for the full amount of Taxes or Other Taxes not deducted or withheld or paid by the Guarantor in accordance with subparagraph 19(a) or (b) hereof to the relevant taxation or other authority and any Taxes or Other Taxes imposed by any jurisdiction on the amounts payable by the Guarantor under this Section 19 paid by the Collateral Agent or the Beneficiaries and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not any such Taxes or Other Taxes were correctly or legally asserted. The Guarantor will not be required to indemnify the Collateral Agent or any Beneficiaries for any Taxes or Other Taxes imposed by reason of the Collateral Agent or any Beneficiaries being connected with Canada other than merely by lending money to the Borrowers pursuant to the Credit Agreement. Payment under this indemnification shall be made within 15 days from the date the Collateral Agent makes written demand therefor. A certificate as to the amount of such Taxes or Other Taxes and evidence of payment thereof submitted to the Guarantor by the Collateral Agent shall be prima facie evidence of the amount due from the Guarantor to the Collateral Agent and the Beneficiaries.

(d)	The Guarantor shall furnish to the Collateral Agent the original or a certified copy of a receipt evidencing any payment of Taxes or Other Taxes made by the Guarantor arising from any payment made under this Guarantee or otherwise with respect to this Guarantee as soon as such receipt becomes available, together with a certificate of an officer of the Guarantor, which certificate indicates the amount of Taxes or Other Taxes, as the case may be, deducted or withheld by the Guarantor in respect of payments made hereunder.

(e)	Without prejudice to the survival of any other agreement or obligation of the Guarantor hereunder, the obligations of the Guarantor under this Section 19 shall survive the termination of this Guarantee and the payment of the Guaranteed Obligations.

20.                 This Guarantee and the other Loan Documents to which the Guarantor is a party covers all agreements between the parties hereto concerning the subject matter hereof, and none of the parties shall be bound by any representation or promise made by any Person relative thereto which is not expressly embodied herein.

21.                 This Guarantee is governed by and shall be construed in accordance with the laws of Ontario and the laws of Canada applicable therein, and the Guarantor attorns to the non-exclusive jurisdiction of the courts of Ontario in respect of all disputes which may arise under this Guarantee, and irrevocably agrees that such actions and proceedings may be heard and determined in such courts, agrees to be bound by any judgement thereof and irrevocably waives, to the fullest extent possible, the defence of forum non conveniens; provided, however, that any party may serve legal process in any manner permitted by law and that nothing herein shall limit any party’s right to bring proceedings against the other party or the property or assets of such party in the courts of any other jurisdiction.

22.                 The Guarantor hereby acknowledges the financial condition of the Borrowers as of the date hereof and for so long as any part of the Guaranteed Obligations or any related amounts due, owing or accrued to the Collateral Agent, the Beneficiaries or any of them, remains unpaid or outstanding, the Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrowers and of all circumstances bearing upon the nature, scope and extent of the risk which the Guarantor assumes and incurs under this Guarantee.

23.                 The Guarantor represents and warrants to the Collateral Agent and the Beneficiaries, and acknowledges that the Collateral Agent and the Beneficiaries are relying upon such representations and warranties, that:

(a)	the Guarantor has full power and capacity to enter into this Guarantee and to carry out the obligations contemplated herein,

(b)	this Guarantee has been duly authorized by all necessary corporate action on the part of the Guarantor, and, when executed and delivered, will constitute a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with the terms of this Guarantee, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies,

(c)	the execution of this Guarantee will not contravene any provision of the constating documents of the Guarantor,

(d)	the execution of this Guarantee will not contravene any material provision of any material law, regulation, order or permit applicable to the Guarantor, or result in a breach of or constitute a default under or require any consent under any material agreement or instrument to which the Guarantor is a party or by which the Guarantor is bound which would cause a Material Adverse Change,

(e)	Hermes Acquisition Company I LLC, a Delaware limited liability company, is the registered holder of all of the issued and outstanding shares of the Guarantor,

(f)	the Guarantor is a corporation amalgamated under the laws of Ontario with its chief executive office located at 275 Finchdene Square, Scarborough, Ontario M1X 1C7,

(g)	the Guarantor is duly licensed and registered to carry on business in the jurisdictions in which it carries on business except where failing to be so registered would not have a Material Adverse Change,

(h)	the giving of this Guarantee is in the best interests of the Guarantor and is not prohibited or restricted by applicable law, and

(i)	the giving of this Guarantee is made without the intent to hinder, delay or defraud either present or future creditors of the Guarantor.

24.                 The Collateral Agent may assign its rights under this Guarantee without notice to the Guarantor, provided that the assignee has also obtained the rights and obligations of the Collateral Agent as collateral agent under the Credit Agreement and any such assignment is made to an assignee of the Collateral Agent in accordance with the terms of the Credit Agreement. The Guarantor may not assign this Guarantee or any rights or duties hereunder without the Collateral Agent’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Collateral Agent shall release the Guarantor from its obligations to the Collateral Agent, the Beneficiaries or any of them.

25.                 This Guarantee enures to the benefit of and is binding on the Collateral Agent, the Beneficiaries and their permitted successors and assigns and is binding on the Guarantor and its permitted successors and assigns.

26.                 This Guarantee may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Guarantee. Delivery of an executed counterpart of this Guarantee by facsimile transmission shall be equally as effective as delivery of an original executed counterpart of this Guarantee. Any party delivering an executed counterpart of this Guarantee by facsimile transmission also shall deliver an original executed counterpart of this Guarantee but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Guarantee.

27.                 In the event that the Collateral Agent obtains any judgment in Canadian dollars in respect of any liability of the Guarantor in U.S. dollars, the Collateral Agent and the Guarantor agree that the rate of exchange to be used to determine the amount of the judgment shall be the rate of exchange quoted by the Collateral Agent as the rate at which the Collateral Agent could purchase U.S. dollars for its Canadian-law incorporated commercial clients with Canadian dollars on the banking day preceding the day on which the judgment is rendered. The liability of the Guarantor in respect of any amount due in U.S. dollars which is paid in Canadian dollars shall, despite any judgment in Canadian dollars, be discharged only to the extent that on the banking day following receipt of the payment or satisfaction of the judgment, the Collateral Agent, through its bankers, is able to purchase U.S. dollars for its Canadian-law incorporated commercial clients with the amount of Canadian dollars so received. If the amount of U.S. dollars purchased by the Collateral Agent is less than the amount of U.S. dollars originally due to it, the Guarantor agrees, as a separate obligation, to indemnify the Collateral Agent against such loss, and if the amount so purchased exceeds the sum originally due to the Collateral Agent, the Collateral Agent agrees to remit such excess to the Guarantor.

28.                 If any provision herein is determined to be void, voidable or unenforceable, in whole or in part, such determination shall not affect or impair or be deemed to affect or impair the validity of any other provision hereof and all the provisions hereof are hereby declared to be separate, severable and distinct.

29.                 The Collateral Agent’s rights or remedies hereunder shall not be exhausted by the exercise of any such rights or remedies or by any action or by any number of successive actions against the Guarantor in respect of the Guarantor’s obligations hereunder.

30.                 Upon the bankruptcy, liquidation, winding-up, dissolution or other distribution of assets of the Borrowers or any surety or guarantor for the Guaranteed Obligations, or in the event that the Borrowers or any surety or guarantor for the Guaranteed Obligations shall make a bulk sale of its assets covered by the bulk transfer provisions of any applicable legislation or any composition with creditors or scheme of arrangement, the Collateral Agent shall have the right to prove and rank for the full amount of the Guaranteed Obligations, including in its claim all sums paid by the Guarantor to the Collateral Agent under this Guarantee, and to receive all dividends or other payments in respect of such claim, until all of the Guaranteed Obligations have been irrevocably and unconditionally paid in full, the Guarantor hereby assigning and transferring to the Collateral Agent until such time as all of the Guaranteed Obligations have been irrevocably and unconditionally paid in full all of its rights to prove and rank for such sums paid by the Guarantor to the Collateral Agent and to receive the full amount of all dividends and payments in respect thereto.

31.                 The Guarantor shall continue to be liable under this Guarantee, less any payments made by the Guarantor to the Collateral Agent, the Beneficiaries or any of them, for any balance which may be owing to the Collateral Agent, the Beneficiaries or any of them, by the Borrowers. In the event of the valuation by the Collateral Agent of any of its security or retention thereof by the Collateral Agent, such valuation or retention shall not, as between the Collateral Agent and the Guarantor, be considered as payment or satisfaction or reduction of the Guaranteed Obligations or any part thereof.

32.                 The Guarantor will not engage in any fundamental corporate change including, without limitation, any amalgamation, continuation, reorganization, arrangement, reduction in capital, liquidation, dissolution or winding-up except as may be permitted in the Credit Agreement.

33.                 No failure by the Collateral Agent to exercise any right, remedy, or option under this Guarantee, or delay by the Collateral Agent in exercising the same, will operate as a waiver thereof. No waiver by the Collateral Agent will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Collateral Agent on any occasion shall affect or diminish the Collateral Agent’s rights thereafter to require strict performance by the Guarantor of any provision of this Guarantee. The Collateral Agent’s rights under this Guarantee will be cumulative and not exclusive of any other right or remedy that the Collateral Agent may have.

34.                 This Guarantee may not be amended, altered or qualified except by a written agreement between the parties and any amendment, alteration or qualification hereof shall be null and void and shall not be binding upon any party who has not signed such agreement.

35.                 The Guarantor shall and will, from time to time and at all times hereafter upon every reasonable written request of the Collateral Agent so to do, cause such meetings to be held, resolutions passed, exercise its vote and influence, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further papers, acts, deeds, assurances and things as may be necessary or desirable in the opinion of the Collateral Agent, for implementing and carrying out this Guarantee.

36.                 Time shall be strictly of the essence of this Guarantee and of every part hereof and no extension or variation of this Guarantee shall operate as a waiver of this provision.

37.                 The Guarantor hereby acknowledges receipt of a fully signed copy of this Guarantee.

38.                 Each reference herein to any right granted to, benefit conferred upon, or power exercisable, exercised, or action taken by, the Collateral Agent shall be deemed to be a reference to the right granted to, benefit conferred upon, and power exercisable, exercised, and action taken by, the Collateral Agent in its capacity as agent, all as more fully set forth in the Credit Agreement.

39.                 In the event of a conflict or inconsistency with the terms of this Guarantee or the Credit Agreement, the terms of the Credit Agreement shall apply.

40.                 Any notice required or permitted to be made or given in connection with this Guarantee will be given to the Collateral Agent in accordance with the provisions of Section 11 of the Credit Agreement and will be given to the Guarantor at the address set out on the signature page below and otherwise in accordance with the provisions of Section 11 of the Credit Agreement.

[Signature page follows]

          IN WITNESS WHEREOF the Guarantor has executed, and delivered this Guarantee as of the date given above.

Address:	LANDER CO. CANADA LIMITED

275 Finchdene Square Scarborough, Ontario M1X 1C7	By:	/s/ Joseph A. Falsetti
	Name:	Joseph A. Falsetti
	Title:	President

[Signature Page to Second Lien Canadian Guarantee]